Exhibit 10.1

May 4, 2026

Re: Offer Letter

Dear Michael:

This offer letter will confirm the terms of your offer of ongoing employment with HealthStream, Inc. (the “Company”) as its Chief Operating Officer. The following describes the general terms of your employment:

1.	Position and Responsibilities.

You will serve in the position of Chief Operating Officer and Executive Vice President. You will also continue to serve as a member of the Company’s Executive Team. Exhibit A attached hereto sets forth the general job description of the COO role, including among other things the additional responsibilities of leading Customer Support for the Company.

You will report to the Chief Executive Officer and assume and discharge such responsibilities as are commensurate with your position and as the Chief Executive Officer may direct. During your employment with the Company, you shall devote your full-time attention to your duties and responsibilities and shall perform them faithfully, diligently and completely. In addition, you shall comply with and be bound by the operating policies, procedures and practices of the Company including, without limitation, the Employee Handbook, Code of Conduct, Code of Ethics, and insider trading policies, in effect from time to time during your employment. Moreover, all compensation which has been paid to you or may be payable to you will be subject to recoupment pursuant to, and to the extent provided by, (i) the terms of the Company’s Compensation Recoupment Policy (as it may be amended from time to time) (the “Current Recoupment Policy”), (ii) any other recoupment or clawback policy hereafter adopted by the Company, including any such policy (or amended version of the Current Recoupment Policy) adopted by the Company to comply with the requirements of any applicable laws, rules or regulations, including pursuant to final SEC rules and/or final Nasdaq listing standards with respect to recoupment adopted in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act (such SEC rules and Nasdaq listing standards, the “Dodd-Frank Clawback Requirements”) (such policies referenced in clauses (i) and (ii), the “Policies”) and (iii) applicable SEC rules and NASDAQ listing requirements as in effect from time to time. The Company may utilize any method of recovery specified in the Policies in connection with any recoupment pursuant to the terms of the Policies.

You acknowledge that from time to time you will be required to travel in connection with the performance of your duties.

2.	Compensation. In consideration for your services, during the term of your employment, you will receive:

A.

Base Salary. Your annual base salary will increase to $415,800.00 (“Base Salary”) beginning on the date your promotion is effective as determined by the Compensation Committee. Base Salary is payable in accordance with the Company’s prevailing payroll practices.

B.	Cash Bonus Plan. You will remain eligible to participate at the Executive Vice President-level in an annual cash bonus plan (“Bonus Plan”), which the Compensation Committee approved in March 2026.

C.

Equity Awards –Time-Based Vesting. Each year, you will remain eligible to receive an equity award (referred to herein as “Annual Awards”) in the form of restricted stock units (“RSUs”). All Annual Awards shall be subject to the terms and conditions of the agreement under which such awards are granted and the Equity Plan. The issuance and terms of all Annual Awards are subject to approval by the Compensation Committee.

D.

Equity Award – Performance-Based Vesting. You will be eligible to receive a performance-based equity award (referred to herein as the “Performance Award”) upon your acceptance of the position and the Compensation Committee’s approval of such award. The Performance Award shall be in the form of options. The total number of options granted to you shall be equal to: $150,000 divided by the closing value of the Company’s stock price on the grant award date, then multiplied by 3. For example, if the stock closes at a $20 share price on the award date, you would receive 22,500 options: ($150,000 divided by $20) x 3. The Performance Award will be eligible for vesting annually on the grant date anniversary according to the following schedule: 15% vest year 1, 20% vest year 2, 20% vest year 3, 20% vest year 4, and 25% vest year 5. Your Performance Award shall be subject to the terms and conditions of the Equity Plan and the agreement under which such awards are granted.

If you are employed upon a Change of Control as defined in the Equity Plan, all unvested options that are eligible to vest within the 30 months following the Change of Control shall automatically vest and any options that are not eligible to vest within 30 months of the Change of Control shall be forfeited. For example, if a Change of Control occurs after your year 1 options were eligible to vest, but before your year 2 options were eligible to vest, then your year 2, year 3, and 50% of your year 4 options would vest automatically upon the Change of Control, and 50% of your year 4 and 100% of your year 5 options would be forfeited. For additional example, if a Change of Control occurs after your year 3 options were eligible to vest, but before your years 4 and 5 options were eligible to vest, then your years 4 and 5 options would automatically vest upon the Change of Control.

3. Other Benefits. You will be entitled to receive the standard employee benefits made available by the Company to its employees to the full extent of your eligibility. During your employment, you shall be permitted, to the extent eligible, to participate in any group medical, dental, life insurance and disability insurance plans, or similar benefit plan of the Company that is available to employees generally. You shall also be eligible to participate in the Company’s 401(k) plan. Participation in any such plans shall be consistent with your rate of compensation to the extent that compensation is a determinative factor with respect to coverage under any such plans. The Company shall reimburse you for all reasonable expenses actually incurred or paid by you in the performance of your services on behalf of the Company subject to the terms of and in accordance with the Company’s expense reimbursement policy as from time to time in effect.

4. Trade Secret and Proprietary Information Agreement (“TSPI”). That certain TSPI set forth as Exhibit B hereto, including without limitation the restrictive covenants therein, shall remain in full force and effect. It being understood that your promotion is contingent upon your signing the TSPI.

5. Conflicting Employment. You agree that, during your employment with the Company, in addition to the restrictions set forth in the Restrictive Covenants, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

6. At-Will Employment. You acknowledge that your employment with the Company is for an unspecified duration that constitutes at-will employment, and that either you or the Company can terminate this relationship at any time, with or without cause and with or without notice.

7. General Provisions.

(a)	This offer letter and the terms of your employment will be governed by the laws of Tennessee without regard to any conflict of laws.

(b)	This offer letter sets forth the entire agreement and understanding between the Company and you relating to your employment and supersedes all prior verbal discussions between us.

(c)	This agreement will be binding upon your heirs, executors, administrators and other legal representatives and will be for the benefit of the Company and its respective successors and assigns.

(d)	All payments pursuant to this letter will be subject to applicable withholding taxes.

(e)

While your employment will be at-will, the Company’s willingness to offer you the employment terms outlined herein is predicated on the understanding that you intend to commit to a minimum of five years of ongoing employment with the Company pursuant to the terms described in this offer letter.

{signature page follows}

Please acknowledge and confirm your acceptance of this letter by, signing and returning one copy of this offer letter in its entirety to me.

Sincerely,

Robert A. Frist, Jr.

Chief Executive Officer

OFFER ACCEPTANCE:

I accept the terms of my employment with HealthStream, Inc. as set forth herein and in any attached Annexes. I understand that this offer letter does not constitute a contract of employment for any specified period of time, and that either party, with or without cause and with or without notice, may terminate my employment relationship. I received this offer letter with notice of my pay rate and designated payday in English because I have represented to my employer that this is my primary language.

___________________________Date:__/__/____

Michael M. Collier

{signature page to Offer Letter}

Exhibit A

Job Description:

CHIEF OPERATING OFFICER

Position Summary

The Chief Operating Officer will be the senior executive primarily responsible for the enterprise operations of the Company. He shall report directly to the CEO and be responsible for translating corporate strategy into operational reality—building the frameworks, cadences, and accountability structures that allow the company to scale efficiently while improving customer outcomes and financial results. The COO will also be responsible for helping establish and implement transformational changes to the business that are likely to come from AI, including but not limited to the fusion of job roles, the management of agents as part of the workforce, and helping coordinate efforts to ensure efficient and profitable token allocation.

The COO will be responsible for helping the CEO evaluate and establish capital deployment strategies designed to foster both organic and inorganic growth. In so doing, the COO shall serve as a primary liaison to the Board of Directors and lead the Company’s Corporate Development efforts in M&A, minority investments, and strategic partnerships. Additionally, the COO will oversee internal services such as HR, Legal, and Business Enablement.

This role requires a leader who can operate at 30,000 feet and at ground level simultaneously: setting enterprise-wide operating frameworks while making discrete decisions on hiring, restructuring, sensitive customer matters, legal decisions, and capital deployment.

Key Responsibilities

Enterprise Operations & Execution

•	Own end-to-end operational performance across enterprise-wide Implementations, Customer Success, Customer Support, and Training.

•

Design and implement enterprise operating frameworks—including standardized metrics, business rules, reporting cadences, and accountability structures—to drive visibility, consistency, and speed across the business.

•	Lead prioritization and execution of strategic initiatives, translating board-level strategy into operating plans with owners, milestones, and outcomes.

•	Restructure and scale operational programs to improve renewal rates, accelerate time to revenue, and elevate customer satisfaction across the subscriber base.

•	Manage key vendor decisions such as real estate leases and benefits brokers.

AI Transformation

•

Serve as the executive sponsor for coordinating the management of AI transformation related to the workforce, including working with the executive team to best identify and prioritize use cases that improve efficiency, reduce cost, and enhance customer value.

•	Champion AI readiness across all operational teams, ensuring reorganizations and process designs are built for automation and augmentation.

•

Develop, in coordination with the exec team and HR, a workforce strategy that accounts for how AI will reshape roles, headcount, and skill requirements over the next 3-5 years. This will be a work in progress as the Company’s use of AI informs the path forward.

Stakeholder Alignment & Cross-Functional Leadership

•	Assist the CEO by serving as the connective tissue across the enterprise to help ensure alignment of priorities, resource allocation, and go-to-market execution.

•	Co-manage hiring decisions across the enterprise to ensure talent investments align with strategic priorities and budget discipline.

•	Lead legal and HR decisions at both the discrete (individual matter) and enterprise (policy and structure) levels.

Board & Investor Support

•	Partner with the CEO, CFO, General Counsel, and IR on board materials, earnings scripts, and periodic filings—translating operational performance into compelling investor narratives.

•

Provide visibility into the business through enterprise dashboards and reporting frameworks, such as the OneHealthStream Scorecard, that give the board and leadership team a clear line of sight into operational health.

•	Support capital deployment decisions, including M&A evaluation, minority investment oversight, and strategic partnerships, stock repurchases, and dividends.

Corporate Development

•	Continue to lead the Company’s M&A program and minority investment programs.

•	Maintain a rigorous understanding of the competitive landscape—monitoring market entrants, adjacencies, and technology shifts that affect the Company’s positioning.

•	Leverage competitive intelligence to inform operational priorities, product investment recommendations, and partnership strategy.

Scope of the Role

Direct Reports	VPs of WDS Operations, Credentialing & Scheduling Operations, Customer Success, Customer Support, Business Enablement, Legal, HR, Partnerships, Corporate Development
Employees Under Management	320 FTEs across operations, support, and shared services; approximately one-third of the Company’s total employee base
Key Internal Partners	CEO, EVPs, and SVPs
Key External Relationships	Board of Directors, investors, strategic partners, M&A targets, minority investment companies, key vendors, customers

Exhibit B

TRADE SECRET AND PROPRIETARY INFORMATION AGREEMENT

In consideration of my continuing employment as Chief Operating Officer by HealthStream, Inc. and/or any of its corporate parents, subsidiaries, divisions, or affiliates, or the successors or assigns of any of the foregoing (hereinafter referred to as the "Company") on the terms set forth in the offer of employment to which this document is an Annex, I hereby agree as follows:

1.	Confidentiality.

(a) Trade Secret and Proprietary Information. I understand and acknowledge that, during the course of my employment arrangement with the Company and as a result of my having executed this Trade Secret and Proprietary Information Agreement, I will be granted access to valuable information relating to the Company’s business that provides the Company with a competitive advantage, which is not generally known by, nor easily learned or determined by, persons outside the Company (collectively "Trade Secret and Proprietary Information"). The term Trade Secret and Proprietary Information shall include, but shall not be limited to: (a) specifications, manuals, software in various stages of development; (b) customer and prospect lists, and details of agreements and communications with customers and prospects; (c) sales plans and projections, product pricing information, acquisition, expansion, marketing, financial and other business information and existing and future products and business plans of the Company; (d) sales proposals, demonstrations systems, sales material; (e) research and development; (f) computer programs; (g) sources of supply; (h) identity of specialized consultants and contractors and Trade Secret and Proprietary Information developed by them for the Company; (i) purchasing, operating and other cost data; (j) special customer needs, cost and pricing data; (k) patient information, including without limitation Protected Health Information as defined in 45 C.F.R. 164.501 and (l) employee information (including, but not limited to, personnel, payroll, compensation and benefit data and plans), including all such information recorded in manuals, memoranda, projections, reports, minutes, plans, drawings, sketches, designs, formula books, data, specifications, software programs and records, whether or not legended or otherwise identified by the Company as Trade Secret and Proprietary Information, as well as such information that is the subject of meetings and discussions and not recorded. Trade Secret and Proprietary Information shall not include such information that I can demonstrate (i) is generally available to the public (other than as a result of a disclosure by me), (ii) was disclosed to me by a third party under no obligation to keep such information confidential or (iii) was known by me prior to, and not as a result of, my employment or anticipated employment with the Company; provided, however, that, notwithstanding the preceding sentence, all information set forth in subsections (k) and (l) above shall always be treated as Trade Secret and Proprietary Information, and shall not be deemed in the public domain or nonconfidential under any circumstances.

(b)    Duty of Confidentiality. I agree at all times, both during and after my employment with the Company, to hold all of the Company’s Trade Secret and Proprietary Information in a fiduciary capacity for the benefit of the Company and to safeguard all such Trade Secret and Proprietary Information. I also agree that I will not directly or indirectly disclose or use any such Trade Secret and Proprietary Information to any third person or entity outside the Company, except as may be necessary in the good faith performance of my duties for the Company. I further agree that, in addition to enforcing this restriction, the Company may have other rights and remedies under the common law or applicable statutory laws relating to the protection of trade secrets. Notwithstanding anything in this Agreement to the contrary, I understand that I may disclose the Company’s Trade Secret and Proprietary Information to the extent required by applicable laws or governmental regulations or judicial or regulatory process, provided that I give the Company prompt notice of any and all such requests for disclosure so that it has ample opportunity to take all necessary or desired action, to avoid disclosure.

(c)    Unfair Competition. I acknowledge that the Company has a compelling business interest in preventing unfair competition stemming from the intentional or inadvertent use or disclosure of the Company’s Trade Secret and Proprietary Information and Company Property.

(d)    Intellectual Property and Inventions. I acknowledge that all developments and other intellectual property, including, without limitation, the creation of new products, conferences, training/seminars, publications, programs, methods of organizing information, inventions, discoveries, concepts, ideas, improvements, patents, trademarks, trade names, copyrights, trade secrets, designs, works, reports, computer software, flow charts, diagrams, procedures, data, documentation, and writings and any other intellectual property (collectively referred to as “Developments”) that I, alone or jointly with others, may discover, conceive, create, make, develop, reduce to practice, or acquire at any time during or in connection with my employment with the Company are the sole and exclusive property of the Company. I hereby assign to the Company all rights, titles, and interests in and to all such Developments, and all intellectual property related thereto. I agree to disclose to the Company promptly and fully all future Developments and, at any time upon request and at the expense of the Company, to execute, acknowledge, and deliver to the Company all instruments that the Company shall prepare, to give evidence, and to take any and all other actions that are necessary or desirable in the reasonable opinion of the Company to enable the Company to file and prosecute applications for, and to acquire, maintain, and enforce, all letters patent, trademark registrations, or copyrights covering the Developments in all countries in which the same are deemed necessary by the Company. All data, memoranda, notes, lists, drawings, records, files, investor and client/customer lists, supplier lists, and other documentation (and all copies thereof) made or compiled by me or made available to me concerning the Developments or otherwise concerning the past, present, or planned business of the Company are the property of the Company, and will be delivered to the Company immediately upon the termination of my employment with the Company.

(e)    Competitive Business. I acknowledge that a business engaged in the same or similar business as the Company shall be a Competitive Business. Thus, “Competitive Business” shall mean: (i) one that offers e-learning, clinical development, workforce development, talent management, workforce management, simulation, courseware, PaaS (platform as a service), benchmarking or related services or solutions to the healthcare industry; (ii) one that offers credentialing or privileging services to the healthcare industry; (iii) one that offers staff scheduling solutions to the healthcare industry; and (iv) any enterprise engaged in any other type of business in which the Company or one of its affiliates is also engaged, or plans to be engaged, so long as I am directly involved in such business or planned business on behalf of the Company or one of its affiliates.

2.         Non-Solicitation of Employees, Customers. In order to protect the Company’s Trade Secret and Proprietary Information;

(a) during my employment with the Company and for a period of one (1) year after the termination of such employment for any reason (the “Restricted Period”), I will not, without the express written permission of HealthStream, directly or indirectly solicit, induce, hire, engage, or attempt to hire or engage any employee or independent contractor of the Company, or in any other way interfere with the Company’s employment or contractual relations with any of its employees or independent contractors, nor will I solicit, induce, hire, engage or attempt to hire or engage any individual who was an employee of the Company at any time during the one year period immediately prior to the termination of my employment with the Company;

(b) during the Restricted Period, I will not, without the express written permission of HealthStream, directly or indirectly contact, call upon or solicit, on behalf of a Competitive Business, any existing or prospective client, or customer of the Company who I serviced, or otherwise developed a relationship with, as a result of my employment with the Company, nor will I attempt to divert or take away from the Company the business of any such client or customer.

3.         Restrictions on Competitive Employment. In order to protect the Company’s Trade Secret and Proprietary Information and the good will of the Company, during the Restricted Period, I will not (as principal, agent, employee, consultant, director or otherwise), anywhere in the United States and Canada, including but not limited to the states and locations in which I have been engaged in the business of the Company, directly or indirectly, without the prior written approval of the Company, engage in, or perform any services for, a Competitive Business. Notwithstanding the foregoing, I understand that I may have an interest consisting of publicly traded securities constituting less than 1 percent of any class of publicly traded securities in any public company engaged in a Competitive Business so long as I am not employed by and do not consult with, or become a director of or otherwise engage in any activities for, such company. The Restricted Period shall be extended by the length of any period during which I am in breach of the terms of this paragraph.

4.         Injunctive Remedies. I acknowledge and agree that the restrictions contained in this Agreement are reasonably necessary to protect the legitimate business interests of the Company, and that any violation of any of the restrictions will result in immediate and irreparable injury to the Company for which monetary damages will not be an adequate remedy. I further acknowledge and agree that if any such restriction is violated, the Company will be entitled to immediate relief enjoining such violation (including, without limitation, temporary and permanent injunctions, a decree for specific performance, and an equitable accounting of earnings, profits, and other benefits arising from such violation) in any court having jurisdiction over such claim, without the necessity of showing any actual damage or posting any bond or furnishing any other security, and that the specific enforcement of the provisions of this Agreement will not diminish my ability to earn a livelihood or create or impose upon me any undue hardship. I also agree that any request for such relief by the Company shall be in addition to, and without prejudice to, any claim for monetary damages that the Company may elect to assert.

5.         Severability Provision. I acknowledge and agree that the restrictions imposed upon me by the terms, conditions, and provisions of this Agreement are fair, reasonable, and reasonably required for the protection of the Company. In the event that any part of this Agreement is deemed invalid, illegal, or unenforceable, all other terms, conditions, and provisions of this Agreement shall nevertheless remain in full force and effect. In the event that the provisions of any of Sections 1, 2, 3 or 4 of this Agreement relating to the geographic area of restriction, the length of restriction or the scope of restriction shall be deemed to exceed the maximum area, length or scope that a court of competent jurisdiction would deem enforceable, said area, length or scope shall, for purposes of this Agreement, be deemed to be the maximum area, length of time or scope that such court would deem valid and enforceable, and that such court has the authority under this Agreement to rewrite (or “blue-pencil”) the restriction(s) at-issue to achieve this intent.

6.         Non-Waiver. Any waiver by the Company of my breach of any term, condition, or provision of this Agreement shall not operate or be construed as a waiver of the Company’s rights upon any subsequent breach.

7.         Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, I HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF, UNDER, IN CONNECTION WITH, OR IN ANY WAY RELATED TO THIS AGREEMENT. THIS INCLUDES, WITHOUT LIMITATION, ANY LITIGATION CONCERNING ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN), OR ACTION OF THE COMPANY OR ME, OR ANY EXERCISE BY THE COMPANY OR ME OF OUR RESPECTIVE RIGHTS UNDER THIS AGREEMENT OR IN ANY WAY RELATING TO THIS AGREEMENT. I FURTHER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE COMPANY TO ISSUE AND ACCEPT THIS AGREEMENT.

8.         Continuation of Employment.          This Agreement does not constitute a contract of employment or an implied promise to continue my employment or status with the Company; nor does this Agreement affect my rights or the rights of the Company to terminate my employment status at any time with or without cause.

9.         Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy of Tennessee, without regard to principles of conflict of laws.

10.         Superseding Agreement. This Trade Secret and Proprietary Information Agreement supersedes any and all previous agreements of the same or similar nature between you and the Company.

As indicated by my signature below, I agree to abide and be bound by the terms and conditions of this Trade Secret and Proprietary Information Agreement:

___________________________Date:__/__/____

Michael Collier